Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 File No. 64142.1

April 22, 2005

Board of Directors
Capital Lease Funding, Inc.
110 Maiden Lane
New York, NY 10005

Capital Lease Funding, Inc.
Registration Statement on Form S-3 Registering 4,061,975 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Capital Lease Funding, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), filed on the date hereof by the Company under the Securities Act of 1933, as amended (the “1933 Act”) with respect to the registration of the sale of up to 4,061,975 shares of Common Stock of the Company, $0.01 par value per share (the “Shares”), as described in the Registration Statement. The Shares may be sold by the selling security holders named in the Registration Statement (collectively, the “Selling Security Holders”) and are being registered on behalf of the Selling Security Holders by the Company.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing and subject to the other qualifications, assumptions and limitations contained herein, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the State of Maryland.

Board of Directors
Capital Lease Funding, Inc.
April 22, 2005

2. The Shares have been validly issued and are fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP

07853/08403/08462/09311